Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-129756 and 333-138796) and on Form S-8 (Nos. 333-183101, 333-167329, 333-112935, 333-56216 and 333-35992) of SIGA Technologies, Inc. of our report dated March 6, 2013, except for the restatement described in Note 3 to the consolidated financial statements and the matter described in the third paragraph of Management's Report on Internal Control over Financial Reporting (Restated ) as to which the date is May 14, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
May 14, 2013